Exhibit 99.1

           Gexa Energy Reports Third Quarter 2004 Earnings

    HOUSTON--(BUSINESS WIRE)--Nov. 10, 2004--Gexa Corp. (Nasdaq:GEXA), a Texas retail electricity provider, today announced financial results for the three and nine months ended Sept. 30, 2004.
    During the three and nine months ended Sept. 30, 2004, the Company generated revenues of $86.8 million and $199.3 million from operations, respectively, an increase of approximately 119% and 169%, respectively, from revenues of $39.6 million and $74.0 million in the same periods of 2003. Net income before taxes for the three and nine months ended Sept. 30, 2004 was $2.1 million and $9.0 million, respectively, compared to $1.7 million and $1.2 million, respectively, for the same periods of 2003. Diluted net income per share for the three- and nine-month periods ending Sept. 30, 2004 was $0.11 and $0.64 per share, respectively, compared to last year's results for the same periods of $0.13 and $0.10 per share, respectively.
    Income from operations for the three and nine months ended Sept. 30, 2004 was $2.8 million and $7.9 million, respectively, compared to $2.0 million and $1.6 million, respectively, for the same periods of 2003. EBITDA for the three and nine months ended Sept. 30, 2004 was $2.9 million and $8.1 million, respectively, compared to $2.1 million and $1.7 million, respectively, for the same periods of 2003. See the table below for the reconciliation of net income to EBITDA.
    As of Sept. 30, 2004, the Company had over 92,000 active customer meters utilizing in excess of 1,041,000 megawatt hours for the third quarter of 2004 compared to 56,000 active customer meters and 517,000 megawatt hours for the same period of 2003. The volume increase of 101% during the three months ended Sept. 30, 2004 as compared with the three months ended Sept. 30, 2003 was driven by an increase in meters served as well as by an increase in the average size of the customer being served. To further highlight our growth, we reached a record peak customer demand of approximately 780 megawatts during the month of August 2004 compared to our prior peak customer demand of 600 megawatts during the month of June 2004.
    On Sept. 30, 2004, the Company had current assets of $56.5 million and current liabilities of $44.3 million.
    Neil Leibman, chairman, president and CEO, stated, "We are very pleased with our strong results for the first nine months of 2004, and we hope to continue with strong results for the balance of the year. These results demonstrate our commitment to continue to create value for our customers and shareholders."
    Recently the Company's board of directors approved the filing of its application to become a retail electric provider in the deregulated electricity markets of New York and Massachusetts. The Company intends to expand its business by leveraging its relationship with existing customers in Texas that have operations in these states without incurring significant additional operating costs. Gexa anticipates opening these markets in February of 2005 under the name of Gexa Energy.
    Restructuring Today, a leading industry publication, on Oct. 20, 2004 printed an article wherein KEMA listed Gexa as number 22 of the top 68 US Retail Marketers. Mr. Leibman stated, "I am extremely proud of our ranking and the fact that we have achieved such growth in only two and one-half years. Recognition like this is praise for our employees and our strategy both of which make our continued growth possible."
    Despite higher natural gas prices and increased competitive pricing in the marketplace, Gexa has continued its strong customer and revenue growth. The Company is looking forward to celebrating its 100,000th customer meter by December 2004, and will celebrate such a milestone by offering one of its residential customers one free month of electricity in January 2005.


                              Gexa Corp.
                  Non-GAAP Disclosure Reconciliation
                            (In thousands)

                  Three Months Three Months Nine Months  Nine Months
                     Ended        Ended        Ended        Ended
                   Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                     2004         2003         2004         2003

Net Income             $1,057       $1,006       $6,208         $732
Interest Expense          347          144          767          215
Interest Income           (18)          (9)         (25)         (19)
Taxes                     993          699        2,758          470
Preferred Stock
 Dividend                   -           13            -           38
Put Warrant
 Expense
 (Income) (1)             415          193       (1,840)         193
                  ------------ ------------ ------------ ------------

Income from
 Operations             2,794        2,046        7,868        1,629
                  ------------ ------------ ------------ ------------

Depreciation               61           28          195           78

                  ------------ ------------ ------------ ------------
EBITDA (2)             $2,855       $2,074       $8,063       $1,707
                  ============ ============ ============ ============

(1) SFAS No. 150 requires that warrants issued under a term loan agreement with The Catalyst Fund Ltd. be classified as a liability. The holders of the warrants had the right to force the Company to repurchase the 550,000 common shares at the current market price of the common stock, less the warrant exercise price of $1.00. On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended to delete the put option. At July 8, 2004, the Company's stock closed at $4.75 per share. The increase in the market price from the valuation at June 30, 2004 based on a June 30, 2004 close price of $4.40 per share required the Company to record an increase in the value of the puttable warrant obligation of $193,000 for the three months ended Sept. 30, 2004 as other financing income in accordance with SFAS No. 150. An additional $222,000 in other finance expense was recorded in the third quarter of 2004 related to the extinguishment of this debt. As a result of the repurchase and amendment of warrants, the income (expense) effect arising from their existence as described above will no longer be applicable to the Company after this quarter.

(2) Management believes that earnings before interest, taxes and non-cash items ("EBITDA") is relevant and useful information which is commonly used by analysts, investors and other interested parties. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of our ability to meet our future requirements for debt service, capital expenditures and working capital. EBITDA should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of our profitability or liquidity. EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and, as a result, our measure of earnings before interest, taxes and non-cash items might not be comparable to similarly titled measures used by other companies.


    About Gexa Corp.: Gexa Corp. (dba Gexa Energy) is a Texas-based retail electric provider which entered the market as deregulation began on Jan. 1, 2002. The Company offers residential and commercial customers in the Texas restructured retail energy market competitive prices, pricing choices and customer-friendly service.

    About KEMA: Founded in 1927, KEMA is a commercial enterprise, specializing in high-grade technical consultancy, inspection, testing and certification. Much of the company's work centers round innovative technology. As an independent organization, KEMA supports clients concerned with the supply and use of electrical power and other forms of energy.

    Forward-Looking Statements:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Gexa Corp., Houston
             David Holeman, 713-470-0405
             investors@gexaenergy.com